Exhibit 99.1

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Combined Financial Statements and Independent Auditor's Report

As of and for the years ended

December 31, 2022 and 2021

Wireline Business

 (A Carve-out Business of T-Mobile US, Inc.)
Index to the Combined Financial Statements

INDEPENDENT AUDITOR’S REPORT

To the Wireline Business

Opinion

We have audited the combined financial statements of the Wireline Business (the "Company"), a combination of wholly owned subsidiaries and certain other assets and liabilities of T-Mobile US, Inc. (the “Parent”), which comprise the combined balance sheets as of December 31, 2022 and 2021, and the related combined statements of operations, comprehensive loss, changes in invested equity, and cash flows for the years then ended, and the related notes to the combined financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the financial statements include allocations of certain expenses from the Parent. Accordingly, the financial statements may not be indicative of the financial condition, results of operations, or cash flows had the Company operated as a stand-alone entity during the periods presented. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Seattle, Washington

March 27, 2023

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Combined Balance Sheets

(in millions)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$27.4	$28.5
Accounts receivable, net of allowance for credit losses of $0.4 and $0.5	35.5	36.9
Prepaid expenses	2.2	10.6
Other current assets	5.3	6.0
Total current assets	70.4	82.0
Property and equipment, net	497.4	872.6
Operating lease right-of-use assets	116.5	361.7
Intangible assets, net	6.6	17.2
Other assets	7.1	6.5
Total assets	$698.0	$1,340.0
Liabilities and invested equity
Current liabilities:
Accounts payable and accrued liabilities	$108.4	$150.9
Deferred revenue	4.4	2.1
Short-term operating lease liabilities	59.2	74.8
Employee restructuring liabilities	5.2	—
Other current liabilities	0.3	0.2
Total current liabilities	177.5	228.0
Operating lease liabilities	251.9	288.7
Other long-term liabilities	38.7	40.3
Total liabilities	468.1	557.0
Commitments and contingencies (Note 17)
Invested equity
Net parent investment	232.6	781.0
Accumulated other comprehensive (loss) income	(2.7)	2.0
Total invested equity	229.9	783.0
Total liabilities and invested equity	$698.0	$1,340.0

The accompanying notes are an integral part of these combined financial statements.

Wireline Business

 (A Carve-out Business of T-Mobile US, Inc.)

 Combined Statements of Operations

(in millions)	Year ended December 31, 2022	Year ended December 31, 2021
Revenues
Wireline revenues	$514.6	$559.1
Related party revenues	56.7	59.4
Total wireline revenues	571.3	618.5
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	773.9	806.6
Selling, general and administrative	160.4	178.6
Impairment expense	477.3	—
Depreciation and amortization	125.9	267.3
Gain on sale of IP addresses	(120.8)	—
Loss on disposal of property and equipment	20.2	32.0
Total operating expenses	1,436.9	1,284.5
Operating loss	(865.6)	(666.0)
Other income (expense)
Interest income	1.2	0.5
Other income (expenses), net	0.8	(0.6)
Total other income (expense), net	2.0	(0.1)
Loss before income taxes	(863.6)	(666.1)
Income tax expense	(0.3)	(0.2)
Net loss	$(863.9)	$(666.3)

Combined Statements of Comprehensive Loss
(in millions)	Year ended December 31, 2022	Year ended December 31, 2021
Net loss	$(863.9)	$(666.3)
Other comprehensive loss, net of tax
Foreign currency translation adjustment	(4.7)	(1.8)
Other comprehensive loss	(4.7)	(1.8)
Total comprehensive loss	$(868.6)	$(668.1)

The accompanying notes are an integral part of these combined financial statements.

Wireline Business

 (A Carve-out Business of T-Mobile US, Inc.)

 Combined Statements of Cash Flows

(in millions)	Year ended December 31, 2022	Year ended December 31, 2021
Operating activities
Net loss	$(863.9)	$(666.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	125.9	267.3
Stock-based compensation expense	10.1	5.2
Impairment expense	477.3	—
Loss on disposal of property and equipment	20.2	32.0
Gain on sale of IP addresses	(120.8)	—
Changes in operating assets and liabilities:
Accounts receivable	1.4	5.8
Prepaid expenses	8.4	(8.3)
Other current and long-term assets	(0.7)	(0.1)
Accounts payable and accrued liabilities	(38.0)	22.1
Deferred revenue and other liabilities	0.6	(3.3)
Short and long-term operating lease liabilities	(81.2)	(89.6)
Operating lease right-of-use assets	62.4	96.9
Employee restructuring liabilities	5.2	—
Other, net	(0.8)	2.5
Net cash used in operating activities	(393.9)	(335.8)
Investing activities
Purchases of property and equipment	(24.4)	(56.3)
Proceeds from sale of property and equipment	—	6.4
Proceeds from sale of IP addresses	120.8	—
Net cash provided by / (used in) investing activities	96.4	(49.9)
Financing activities
Net transfers from Parent	296.4	378.4
Net cash provided by financing activities	296.4	378.4
Change in cash and cash equivalents	(1.1)	(7.3)
Cash and cash equivalents
Beginning of period	28.5	35.8
End of period	$27.4	$28.5

Wireline Business

 (A Carve-out Business of T-Mobile US, Inc.)

 Combined Statements of Cash Flows

Supplemental Combined Statements of Cash Flow Information

The following table summarizes supplemental cash flow information:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
Operating lease payments	$92.1	$97.6
Non-cash investing and financing activities
Acquisitions of property and equipment that were accrued but unpaid	0.1	4.5
Operating lease right-of-use assets obtained in exchange for lease obligations	28.8	26.6
Contributions of property and equipment from Parent	8.7	10.7

The accompanying notes are an integral part of these combined financial statements.

Wireline Business

 (A Carve-out Business of T-Mobile US, Inc.)

Combined Statements of Changes in Invested Equity

(in millions)	Net parent investment	Accumulated other comprehensive income (loss)	Total invested equity
Balance as of January 1, 2021	$1,053.0	$3.8	$1,056.8
Net loss	(666.3)	—	(666.3)
Foreign currency translation adjustments	—	(1.8)	(1.8)
Net transfers from Parent	394.3	—	394.3
Balance as of December 31, 2021	781.0	2.0	783.0
Net loss	(863.9)	—	(863.9)
Foreign currency translation adjustments	—	(4.7)	(4.7)
Net transfers from Parent	315.5	—	315.5
Balance as of December 31, 2022	$232.6	$(2.7)	$229.9

The accompanying notes are an integral part of these combined financial statements.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 1 – Description of Business

The accompanying Combined Financial Statements present the combined assets, liabilities, revenues and expenses of the Wireline Business (“we”, “us”, “our”, “Wireline”, or the “Business”), a combination of wholly owned subsidiaries and certain other assets and liabilities of T-Mobile US, Inc. (“T-Mobile,” or the “Parent”).

The Wireline Business provides a suite of domestic and international wireline communication services, including voice, data and internet protocol ("IP") communication services, to other communication companies and targeted business subscribers. The Sprint Wireline network, which is a part of the Business, serves customers by transmitting data over a global network of fiber optic cables and switches (together, a "Network").

Currently, Wireline has a global footprint with employees across 28 countries and a Network serving United States ("U.S.")-based enterprises operating abroad. Wireline primarily serves enterprise retail customers, with a small number of wholesale customers.

On September 6, 2022, Wireline, Parent and Cogent Communications Holdings, Inc. (“Cogent”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), pursuant to which Cogent will acquire Wireline's U.S. long-haul fiber network (including the non-U.S. extensions thereof). The parties have agreed to a $1 purchase price in consideration for the Business. In addition, at the consummation of the transaction, a T-Mobile affiliate will enter into an agreement for IP transit services, pursuant to which T-Mobile will pay to Cogent an aggregate of $700 million, consisting of (i) $350 million in equal monthly installments during the first year after the closing and (ii) $350 million in equal monthly installments over the subsequent forty-two months. The transaction is expected to close in the first half of 2023.

Note 2 – Basis of Presentation

These Combined Financial Statements have been presented in accordance with U.S. generally accepted accounting principles (“GAAP”). They are derived from the consolidated financial statements and accounting records of T- Mobile using the historical results of operations and historical cost basis of the assets and liabilities of the Wireline business. Throughout the years ended December 31, 2022 and 2021, Wireline operated as part of T-Mobile. Consequently, stand-alone financial statements have not historically been prepared for Wireline. These financial statements have been prepared on a combined basis, as they represent a portion of T-Mobile's business which does not solely consist of separate legal entities. The accompanying Combined Financial Statements are presented on a stand-alone basis as if the operations of Wireline had been conducted independently from T-Mobile and present only the historical financial information of the economic activities that comprise the Wireline business.

The Combined Financial Statements reflect assumptions, estimates and allocations made by Parent to depict Wireline on a stand-alone basis. As a result, the financial statements included herein may not necessarily be indicative of Wireline’s financial position, results of operations, or cash flows had Wireline operated as a stand-alone entity during the periods presented. The accompanying Combined Financial Statements only include assets and liabilities that are specifically attributable to Wireline.

The Combined Statements of Operations include all revenues and expenses directly attributable to Wireline, as well as an allocation of expenses from Parent for certain support functions provided on a centralized basis related to customer support, system operations, payment processing, sales and marketing, and other general and administrative services. Parent allocates expenses to the Business using pro rata share of revenue that management believes is appropriate and reasonable. We consider these allocations to be a reasonable reflection of the utilization of services or the benefit received. The impact of these allocated expenses on the Business' Combined Statements of Operations is summarized in Note 18 – Allocation of Corporate Expenses.

The Business' future results of operations will include costs and expenses for it to operate as an independent company, and these costs and expenses may materially differ from its historical combined results of operations, financial position and cash flows. Accordingly, the Combined Financial Statements presented as of and for the years ended December 31, 2022 and 2021 are not necessarily indicative of the Business' future results of operations, financial position, and cash flows. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

T-Mobile has a centralized treasury function that maintains cash management and financing activities for subsidiaries. Accordingly, a substantial portion of Wireline's cash balances are transferred to Parent’s cash management accounts regularly by Parent at Parent's discretion, and therefore, are not included in the Combined Financial Statements. Only cash balances legally owned by the Business are reflected in the Combined Balance Sheets. Transfers of cash between the Business and the Parent are included within “Net transfers from Parent” on the Combined Statements of Cash Flows and the Combined Statements of Changes in Invested Equity.

The Business has concluded that its reporting currency for the Combined Financial Statements is the U.S. Dollar, as the Parent’s functional currency is the U.S. Dollar, and the majority of Wireline's transactions are based on the U.S. Dollar.

The Business has experienced substantial losses from operations and negative operating cash flows for the years ended December 31, 2022 and 2021. The Business' ability to continue its operations and to meet its capital requirements is dependent on continued financial support from the Parent. These conditions raise substantial doubt about the Business' ability to continue as a going concern. Management's plan to alleviate these conditions regarding the Business' ability to continue as a going concern and to meet its capital requirements is to obtain continued financial support from Parent. Pursuant to the Parent's support letter, the Parent has represented its intent and ability to continue to provide financial support to the Business for a term that extends through at least one year and a day beyond the date the financial statements are available for issuance or the closing date of the sale of the Business, whichever comes first.

Principles of Combination

The Combined Financial Statements of the Business include assets and liabilities that have been determined to be specifically identifiable to Wireline. The Combined Financial Statements reflect all of the costs of doing business, including certain expenses incurred by the Parent on the Business' behalf. All intra-company transactions within the Business have been eliminated within the Combined Financial Statements. Transactions between Wireline and its Parent, which consist principally of transmission services, are reflected in these Combined Financial Statements as related party transactions.

See Note 20 – Related Party Transactions for additional information on Wireline’s related party activities.

Invested Equity

Net parent investment represents Parent's interest in the recorded net assets of the Business, the cumulative net investment by Parent in the Business through the periods presented, and includes the Business' cumulative operating results. All transactions between the Business and Parent are considered to be effectively settled through net parent investment at the time the transactions are recorded.

Note 3 – Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of assets and liabilities at the date of the Combined Financial Statements and the reported amounts of revenue and expenses during the reporting periods. On an ongoing basis, management evaluates these estimates, including those related to stock-based compensation, provisions for credit losses, legal contingencies, income taxes, revenue recognition and the recoverability of long- lived assets. Management bases these estimates on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. These estimates are inherently subject to judgment and actual results could differ from those estimates.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

(b)	Cash and Cash Equivalents

Cash consists of bank deposits. The carrying amounts approximate fair value. The Business has no cash equivalents.

(c)	Receivables and Related Allowance for Credit Losses

Accounts Receivable

Accounts receivable balances are predominantly comprised of amounts currently due from customers. Accounts receivable are presented on our Combined Balance Sheets at amortized cost (i.e., the receivables’ unpaid principal balance, as adjusted for any write-offs), net of allowance for credit losses.

Allowance for Credit Losses

We maintain an allowance for credit losses by applying an expected credit loss model. Each period, management assesses the appropriateness of the level of allowance for credit losses by considering credit risk inherent within the accounts receivable portfolio as of period end. The portfolio is comprised of pools of receivables that are evaluated collectively based on similar risk characteristics. Our allowance levels consider estimated credit risk over the contractual life of the receivables and are influenced by receivable volumes, receivable delinquency status, historical loss experience and other conditions that affect loss expectations, such as changes in credit and collections policies and forecasts of macro-economic conditions. The entire allowance is available to credit losses related to the total receivable portfolio.

We consider a receivable past due and delinquent when a customer has not paid us by the contractually specified payment due date. Account balances are written off against the allowance for credit losses if collection efforts are unsuccessful and the receivable balance is deemed uncollectible (customer default), based on the length of time the amounts are past due.

If there is a deterioration of our customers’ financial condition or if future actual default rates on receivables in general differ from those currently anticipated, we will adjust our allowance for credit losses accordingly, which may materially affect our financial results in the period the adjustments are made.

(d)	Concentration of Risk

Financial instruments that potentially subject the Business to a concentration of credit risk consist primarily of cash and accounts receivable. Wireline's cash is held on deposit with high-credit quality financial institutions.

Two customers each individually accounted for 15% and 11%, and 14% and 11% of Wireline's accounts receivable balance as of December 31, 2022, and 2021, respectively. For the years ended December 31, 2022 and 2021, no one customer accounted for more than 10% of Wireline's revenues.

(e)	Long-Lived Assets

Property and Equipment

Property and equipment consists of buildings and equipment, leasehold improvements, capitalized software and construction in progress. Buildings and equipment include certain network server equipment and fiber optic cables.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Property and equipment are recorded at cost less accumulated depreciation and impairments, if any, in Property and equipment, net on our Combined Balance Sheets. We depreciate property and equipment over the period the property and equipment provide economic benefit using the straight-line method. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate the useful life of an asset is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.

Costs of major replacements and improvements are capitalized. Repair and maintenance expenditures which do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of property and equipment are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which include obtaining zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use.

We record an asset retirement obligation for the estimated fair value of legal obligations associated with the retirement of tangible property and equipment and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. In periods subsequent to initial measurement, we recognize changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate. Over time, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the asset. Our obligations relate primarily to certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located.

We capitalize certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project and ceases once the project is ready for its intended use. Capitalized software costs are included in Property and equipment, net on our Combined Balance Sheets and are amortized on a straight-line basis over the estimated useful life of the asset. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Intangible Assets

Intangible assets consist of rights-of-way contracts and licenses. Intangible assets that do not have indefinite useful lives are amortized over their estimated useful lives using the straight-line method. The Business does not have intangible assets with indefinite lives.

Impairment

Long-lived assets include assets that do not have indefinite lives, such as property and equipment and certain intangible assets. We assess potential impairments to our long-lived assets when events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, we test recoverability. The carrying value of a long-lived asset or asset group is not recoverable if the carrying value exceeds the sum of the estimated undiscounted future cash flows expected to be generated from the use and eventual disposition of the asset or asset group. If the estimated undiscounted future cash flows do not exceed the asset or asset group’s carrying amount, then an impairment loss is recorded, measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

During 2022, our Parent determined that their retirement of the legacy Sprint wireless network triggered the need for them to separately assess the Wireline long-lived asset group for impairment and the results of this assessment indicated that certain Wireline long-lived assets were impaired. See Note 6 – Wireline Impairment for further information.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

(f)	Fair Value Measurements

We carry certain assets and liabilities at fair value. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;
Level 2	Observable inputs other than the quoted prices in active markets for identical assets and liabilities; and
Level 3	Unobservable inputs for which there is little or no market data, which require us to develop assumptions of what market participants would use in pricing the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

The carrying values of Cash and cash equivalents, Accounts receivable, Accounts payable and Accrued liabilities approximate fair value due to the short-term maturities of these instruments.

(g)	Revenue Recognition

Wireline Revenue

The Business primarily generates revenue from providing domestic and international data communication services to corporate and governmental customers. Wireline service performance obligations are typically satisfied over a period between 24 and 36 months. Amounts due for services are invoiced and collected periodically over the relevant service period. We utilize the time elapsed in relation to the total contract duration as an estimate of our progress toward satisfaction of our performance obligations. Wireline contracts are not subject to significant amounts of variable consideration, other than charges intended to partially recover taxes imposed on the Business, including fees related to the Universal Service Fund. Such fees are based on the customer's estimated monthly usage and are therefore allocated to corresponding distinct months of Wireline services. Our Wireline contracts do provide the customer with monthly options to purchase goods or services at prices commensurate with the standalone selling prices for those goods or services, as determined at contract inception.

Our contracts with customers may involve multiple performance obligations and we allocate the transaction price between each performance obligation based on its relative standalone selling price.

Federal Universal Service Fund (“USF”) and state USF are assessed by various governmental authorities in connection with the services we provide to our customers and are included in Cost of services. When we separately bill and collect these regulatory fees from customers, they are recorded gross in Wireline service revenues on our Combined Statements of Operations. For the years ended December 31, 2022 and 2021 we recorded approximately $44.8 million and $54.1 million, respectively, of USF fees on a gross basis.

We have made an accounting policy election to exclude from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer (e.g., sales, use, value added, and some excise taxes).

Significant Judgments

The most significant judgments affecting the amount and timing of revenue from contracts with our customers include the following items:

●	The identification of distinct performance obligations within our service plans may require significant judgment.

●	The determination of the standalone selling price for contracts that involve more than one performance obligation may require significant judgment, such as when the selling price of a good or service is not readily observable.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Contract Balances

Generally, our service plans are available at standard prices, which are maintained on price lists and may or may not be published on our website.

For contracts that involve more than one product or service that are identified as separate performance obligations, the transaction price is allocated to the performance obligations based on their relative standalone selling prices. The standalone selling price is the price at which we would sell the good or service separately to a customer and is most commonly evidenced by the price at which we sell that good or service separately in similar circumstances and to similar customers.

A contract asset is recorded when revenue is recognized in advance of our right to receive consideration (i.e., we must perform additional services in order to receive consideration). Amounts are recorded as receivables when our right to consideration is unconditional. When consideration is received, or we have an unconditional right to consideration in advance of delivery of goods or services, a contract liability is recorded. The transaction price can include non-refundable upfront fees, which are allocated to the identifiable performance obligations.

Contract assets are included in Other current assets and Other assets, and contract liabilities are included in Deferred revenue on our Combined Balance Sheets. See Note 12 – Revenue from Contracts with Customers for further information.

Contract Modifications

Each time a contract is modified, we evaluate the change in scope or price of the contract to determine if the modification should be treated as a separate contract, or if there is a termination of the existing contract and creation of a new contract, or if the modification should be considered a change associated with the existing contract. We typically do not have significant impacts from contract modifications.

Contract Costs

We incur certain incremental costs to obtain a contract that we expect to recover, such as sales commissions. We record an asset when these incremental costs to obtain a contract are incurred and amortize them on a systematic basis that is consistent with the transfer to the customer of the goods or services to which the asset relates.

(h)	Leases

Network Facilities, Right-of-Way, Dark Fiber and Vehicles

We are a lessee for non-cancelable operating leases for network facilities, rights-of-way dark fiber, and vehicles. We recognize a right-of-use asset and lease liability for operating leases based on the net present value of future minimum lease payments. The right-of-use asset for an operating lease is based on the lease liability. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain of being exercised.

We consider several factors in assessing whether renewal periods are reasonably certain of being exercised, including the continued maturation of our nationwide network, technological advances within the telecommunications industry and the availability of alternative sites. We have concluded we are not reasonably certain to exercise the options to extend or terminate our leases. Therefore, as of the lease commencement date, our lease terms generally do not include these options. We include options to extend or terminate a lease when we are reasonably certain that we will exercise that option.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

In determining the discount rate used to measure the right-of-use asset and lease liability, we use rates implicit in the lease, or if not readily available, we use our incremental borrowing rate. Our incremental borrowing rate is based on an estimated secured rate comprised of a risk-free rate plus a credit spread as secured by our assets. Determining a credit spread as secured by our assets may require significant judgment.

Certain of our lease agreements include rental payments based on changes in the consumer price index (“CPI”). Lease liabilities are not remeasured as a result of changes in the CPI; instead, changes in the CPI are treated as variable lease payments and are excluded from the measurement of the right-of-use asset and lease liability. These payments are recognized in the period in which the related obligation is incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Generally, we elected the practical expedient to not separate lease and non-lease components in arrangements where we are the lessee. We have also elected the short-term lease recognition exemption for network facilities, whereby leases with terms of one year or less are not capitalized and instead expensed on a straight-line basis over the lease term. We did not elect the short-term lease recognition exemption for other classes of underlying assets.

(i)	Income Taxes

T-Mobile files consolidated income tax returns that include the Wireline business. Wireline’s taxes are computed and reported on a “separate return” basis. Income taxes as presented herein allocate current and deferred income taxes of T-Mobile to Wireline’s stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by the accounting for income tax guidance. Under the separate return method, deferred tax assets and liabilities are recognized based on differences between the Combined Financial Statements and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is recorded when it is more likely than not that some portion, or all of a deferred tax asset will not be realized. The ultimate realization of a deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdiction within the carryforward periods available.

We account for uncertainty in income taxes recognized on our Combined Financial Statements in accordance with the accounting guidance for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We assess whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjust the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

(j)	Stock-Based Compensation

Stock-based compensation expense for stock awards, which consists of restricted stock units (“RSUs”), is measured at fair value on the grant date and recognized as expense, net of expected forfeitures, over the related service period. The fair value of stock awards is based on the closing price of Parent’s common stock on the date of grant. RSUs are recognized as expense using the straight-line method.

(k)	Foreign Currency

Assets and liabilities are translated into U.S. dollars using exchange rates prevailing at the balance sheet date, while revenues and expenses are translated at average exchange rates during the year. Gains and losses resulting from the translation of the Combined Balance Sheets and the Combined Statements of Operations are recorded as a component of Other comprehensive income (loss), net of tax.

The Business uses the local currency of its respective country as its functional currency. Gains and losses from foreign currency transactions are recognized as Other expense, net.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 4 – Recently Issued Accounting Standards

Accounting Pronouncements Adopted During the Current Years

Reference Rate Reform

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” and has since modified the standard with ASU 2021-01, “Reference Rate Reform (Topic 848): Scope” and ASU 2022-06, “Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848” (together, the “reference rate reform standard”). The reference rate reform standard provides temporary optional expedients and allows for certain exceptions to applying existing GAAP for contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued as a result of reference rate reform. The reference rate reform standard is available for adoption through December 31, 2024, and the optional expedients for contract modifications must be elected for all arrangements within a given Accounting Standards Codification (“ASC”) Topic or Industry Subtopic. As of January 1, 2022, we have elected to apply the practical expedients provided by the reference rate reform standard for all ASC Topics and Industry Subtopics related to eligible contract modifications as they occur. This election did not have a material impact on our Combined Financial Statements for the year ended December 31, 2022, and the impact of applying the election to future eligible contract modifications that occur through December 31, 2024, is also not expected to be material.

Note 5 – Receivables and Related Allowance for Credit Losses

Accounts Receivable

Accounts receivable balances are predominantly comprised of amounts currently due from customers for service revenue contracts.

We estimate credit losses associated with our accounts receivable portfolio using an expected credit loss model, which utilizes an aging schedule methodology based on historical information, adjusted for asset-specific considerations, current economic conditions and reasonable and supportable forecasts.

Our approach considers a number of factors, including our overall historical credit losses, net of recoveries, timely payment experience, as well as current collection trends such as write-off frequency and severity. We also consider other qualitative factors such as macro-economic conditions, including the expected economic impacts of the Covid- 19 pandemic.

We consider the need to adjust our estimate of credit losses for reasonable and supportable forecasts of future economic conditions, which includes periodically evaluating other economic indicators, such as unemployment rates, to assess their level of correlation with our historical credit loss statistics.

Activity for the years ended December 31, 2022 and 2021, in the allowance for credit losses for accounts receivable was as follows:

(in millions)	December 31, 2022	December 31, 2021
Allowance for credit losses, beginning of period	$0.5	$1.4
Write-offs, net of recoveries	(0.1)	(0.9)
Allowance for credit losses, end of period	$0.4	$0.5

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 6 – Wireline Impairment

We assess long-lived assets for impairment when events or circumstances indicate that they might be impaired. During 2022, our Parent determined that their retirement of the legacy Sprint wireless networks triggered the need to assess the Wireline long-lived assets for impairment, as these assets no longer support Parent's wireless network and the associated customers and cash flows in a significant manner. In evaluating whether the Wireline long-lived assets were impaired, our Parent estimated the fair value of these assets using a combination of cost, income and market approaches, including market participant assumptions. The fair value measurement of the Wireline assets was estimated using significant inputs not observable in the market (Level 3).

The results of this assessment indicated that certain Wireline long-lived assets were impaired, and as a result, we recorded non-cash impairment expense of $477.3 million for the year ended December 31, 2022, of which $258.2 million is related to Property and equipment, $211.6 million is related to Operating lease right-of-use assets and $7.5 million is related to Intangible assets. In measuring and allocating the impairment expense to individual Wireline long-lived assets, we did not impair the long-lived assets below their individual fair values. The expense is included within Impairment expense in our Combined Statements of Operations.

Note 7 – Property and Equipment

Property and equipment consist primarily of digital fiber optic cables, transport facilities, transmission-related equipment and network buildings used to provide service to our customers. Non-cash accruals included in property and equipment totaled $0.1 million and $4.5 million as of December 31, 2022, and 2021, respectively.

The following table presents the components of property and equipment and the related accumulated depreciation:

(in millions)	Useful Life	December 31, 2022	December 31, 2021
Land		$115.0	$118.6
Buildings and equipment	Up to 30 years	463.9	1,124.7
Leasehold improvements	Up to 10 years	2.8	41.0
Capitalized software	Up to 5 years	7.2	39.6
Construction in progress	N/A	11.3	23.2
Accumulated depreciation and amortization		(102.8)	(474.5)
Property and equipment, net		$497.4	$872.6

Total depreciation expense on property and equipment for the years ended December 31, 2022 and 2021 was $125.9 million and $267.2 million, respectively. As a result of the impairment assessment performed in 2022, the Business recognized an impairment charge of $258.2 million specific to property and equipment, which is included within Impairment expense in the Combined Statements of Operations.

Note 8 – Asset Retirement Obligations

Asset retirement obligations are primarily for certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located. The Business does not record an obligation for asset retirement activities related to its fiber, as a settlement date is indeterminable and therefore a reasonable estimation of fair value cannot be made.

Activity in our asset retirement obligations was as follows:

(in millions)	December 31, 2022	December 31, 2021
Asset retirement obligations, beginning of year	$34.2	$24.7
Liabilities incurred	—	9.8
Liabilities settled	—	(1.0)
Accretion expense	1.0	0.7
Asset retirement obligations, end of period	$35.2	$34.2

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Asset retirement obligations are included in Other long-term liabilities on the Combined Balance Sheets. The corresponding assets, net of accumulated depreciation, related to asset retirement obligations were $16.0 million and $21.8 million as of December 31, 2022, and 2021, respectively.

Note 9 – Intangible Assets

Intangible assets are primarily comprised of right-of-way contracts, which are favorable lease contracts for which there were no remaining payments as of the merger of Sprint and T-Mobile, which closed on April 1, 2020. The balances were as follows:

		December 31, 2022			December 31, 2021
		Gross			Gross
	Useful	Carrying	Accumulated		Carrying	Accumulated
(in millions)	Lives	Amount	Amortization	Net	Amount	Amortization	Net
Right-of-way contracts	4 years	$16.0	$(10.0)	$6.0	$23.5	$(6.9)	$16.6
Telecom India license	14 years	0.7	(0.1)	0.6	0.7	(0.1)	0.6
Intangible assets		$16.7	$(10.1)	$6.6	$24.2	$(7.0)	$17.2

As a result of the impairment assessment performed in 2022, the Business recognized an impairment charge of $7.5 million specific to Intangible assets, which is included within Impairment expense in the Combined Statements of Operations.

Amortization of Right-of-way contracts is recorded to Cost of services and was $3.1 million and $3.6 million for the years ended December 31, 2022 and 2021, respectively. Amortization expense for the Telecom India license was $0.0 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively.

The estimated aggregate future amortization expense for intangible assets subject to amortization is summarized below:

(in millions)	Estimated Amortization
Twelve months ending December 31,
2023	$1.7
2024	1.6
2025	1.5
2026	1.3
2027	0.1
Thereafter	0.4
Total	$6.6

Note 10 – Restructuring

In connection with the orderly shutdown of certain Wireline network services, the Business incurred restructuring costs relating to employee terminations, which were recorded to Cost of services and Selling, general and administrative expense in the Combined Statements of Operations. The Business incurred $39.4 million in expenses for the year ended December 31, 2022, of which $5.2 million was accrued for and unpaid as of December 31, 2022. The Business did not incur any restructuring costs for the year ended December 31, 2021.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 11 – Other Balance Sheet Components

Accounts payable and accrued liabilities

The components of Accounts payable and accrued liabilities are summarized as follows:

(in millions)	December 31, 2022	December 31, 2021
Accounts payable	$32.2	$43.2
Payroll and related benefits	35.7	44.5
Property and other taxes, including payroll	23.3	32.5
Telco accrual	7.9	8.5
Accrued expenses	5.0	18.8
Other	4.3	3.4
Accounts payable and accrued liabilities	$108.4	$150.9

Note 12 – Revenue from Contracts with Customers

Disaggregation of Revenues

Wireline's net revenues consist entirely of wireline revenues, related party revenues, and other service revenues. The following table presents Wireline's revenues disaggregated based on geography for the years ended December 31, 2022 and 2021.

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
United States	$556.7	$600.9
Outside of United States	14.6	17.6
Total	$571.3	$618.5

Contract Balances

We record a contract position, either a contract asset or a contract liability, depending upon the specific facts and circumstances of the contract, including to reflect differences between the amount of revenue allocated to equipment delivered upfront and the contractually stated price for that equipment.

Contract liabilities are recorded when fees are collected, or we have an unconditional right to consideration (a receivable) in advance of delivery of services. Changes in contract liabilities are primarily related to the activity of customers that pay in advance of the related service being provided. Contract liabilities are included in Deferred revenue on our Combined Balance Sheets.

The contract liability balances from contracts with customers as of December 31, 2022, and 2021 were as follows:

(in millions)	Contract liabilities
Balance as of December 31, 2022	$4.4
Balance as of December 31, 2021	$2.1

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Wireline revenues for the years ended December 31, 2022 and 2021, include the following:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
Amounts included in the beginning of year contract liability balance	$2.1	$2.6

Remaining Performance Obligations

Certain of our service contracts include variable consideration based on usage and performance. This variable consideration has been excluded from the disclosure of remaining performance obligations. As of December 31, 2022 and 2021, the aggregate amount of the contractual minimum consideration for service contracts is $36.4 million and $57.0 million, respectively. We expect to recognize revenue as the service is provided on these contracts over a contract term of generally 36 months at the time of origination.

Information about remaining performance obligations that are part of a contract that has an original expected duration of one year or less has been excluded from the above, which primarily consists of monthly service contracts.

Note 13 – Gain on Sale of IP Addresses

The Wireline Business holds IP addresses which are used to connect both customer and Network devices to the Wireline network. At the time of the merger of Sprint and T-Mobile in 2020, these IP addresses were assigned a fair value of $0 in purchase accounting. During 2022, the Business sold certain IP addresses held by the Business, for which the Business recognized a gain on disposal of $120.8 million, which is included as a Gain on sale of IP addresses on our Combined Statements of Operations. The Business has retained the remaining Wireline IP addresses which are reserved for use in the Network

Note 14 – Employee Compensation and Benefit Plans

The Business’ employees participate in Parent’s equity incentive plans. In addition, certain employees participate in Parent’s employee stock purchase plan (“ESPP”). All awards granted under these plans consist of the Parent’s common shares. The Combined Statements of Operations reflect compensation expense for these stock-based plans associated with the portion of Parent’s equity incentive plans in which the Business’ employees participate, as well as an allocation for Parent’s corporate and other shared employee expenses. Employees may also participate in Parent’s employee savings plans. The participation of employees in these plans is reflected in these financial statements as though Wireline participates in a multiemployer plan with Parent.

Parent’s Equity Incentive Plans

Parent has the 2013 Omnibus Incentive Plan and the Sprint Corporation Amended and Restated 2015 Omnibus Incentive Plan (collectively, the “Incentive Plans”). Under the Incentive Plans, stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards can be granted to eligible employees, consultants, advisors and non-employee directors.

Eligible employees, key executives and certain non-employee directors of the Business were granted RSUs. RSUs entitle the grantee to receive shares of Parent’s common stock upon vesting (with vesting generally occurring annually over a three-year service period), subject to continued service through the applicable vesting date. Parent also maintains an ESPP under which eligible employees can purchase Parent's common stock at a discounted price.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Stock-based compensation expense and related income tax benefits were as follows:

	Year ended	Year ended
(in millions, except shares, per share and contractual life amounts)	December 31, 2022	December 31, 2021
Stock-based compensation expense	$13.4	$8.4
Income tax benefit related to stock-based compensation	$—	$—
Weighted-average fair value per stock award granted	$127.4	$121.6
Unrecognized compensation expense	$12.9	$9.0
Weighted-average period to be recognized (years)	1.9	1.9
Fair value of stock awards vested	$7.9	$3.2

Included in total stock-based compensation expense for both years ended December 31, 2022 and 2021, is $3.2 million of allocations related to Parent’s corporate and shared services employees.

Stock Awards

Upon the completion of the merger between Sprint and T-Mobile on April 1, 2020, Parent assumed Sprint's stock compensation plans. Each eligible Sprint stock award outstanding immediately prior to the effective date of the merger was adjusted and converted into an equity award of the same type covering shares of Parent's common stock, on the same terms and conditions under the applicable Sprint plan and award agreement in effect immediately prior to the effective date.

The following activity occurred under the Parent’s Incentive Plans that the Business’ employees participated in for the year ended December 31, 2022:

Time-Based Restricted Stock Units

(in millions, except shares, per share and contractual life amounts)	Number of Units or Awards	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Nonvested, December 31, 2021	113,596	$117.0	1.0	$13.4
Granted	136,089	127.4
Vested	(61,164)	115.6
Forfeited	(23,065)	124.2
Nonvested, December 31, 2022	165,456	125.0	1.0	23.2

Employee Stock Purchase Plan

Parent’s ESPP allows eligible employees to contribute up to 15.0% of their eligible earnings toward the semi-annual purchase of Parent’s shares of common stock at a discounted price, subject to an annual maximum dollar amount. Employees can purchase stock at a 15.0% discount applied to the closing stock price on the first or last day of the six-month offering period, whichever price is lower. The number of shares issued to our employees under the ESPP was 32,548 and 44,612 for the years ended December 31, 2022 and 2021. Wireline employees became eligible to enroll in Parent's ESPP on August 15, 2020.

Employee Retirement Savings Plan

Parent sponsors retirement savings plans for the majority of the employees under Section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pre-tax and post-tax income in accordance with specified guidelines. The plans provide that we match a percentage of employee contributions up to certain limits. Employer matching contributions were $5.3 million and $5.5 million for the years ended December 31, 2022 and 2021, respectively.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 15 – Income Taxes

Our sources of loss before income taxes were as follows:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
U.S. loss	$(863.8)	$(663.4)
Foreign income (loss)	0.2	(2.7)
Loss from continuing operations before income taxes	$(863.6)	$(666.1)

Income tax expense is summarized as follows:

(in millions)	Year ended December 31, 2022	Year ended December 31, 2021
Current tax expense
Foreign	$(0.3)	$(0.2)
Total current tax expense	(0.3)	(0.2)
Total income tax expense	$(0.3)	$(0.2)

The reconciliation between the U.S. federal statutory income tax rate and our effective income tax rate is as follows:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
Federal statutory income tax rate	21.00%	21.00%
Income of U.S. non-taxable entities	(21.00)%	(20.91)%
Change in valuation allowance	(0.04)%	(0.19)%
Foreign rate differential	—%	0.05%
Other, net	—%	0.02%
Effective income tax rate	(0.04)%	(0.03)%

Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

(in millions)	December 31, 2022	December 31, 2021
Loss carryforwards	$12.1	$11.8
Deferred tax assets, gross	12.1	11.8
Valuation allowance	(12.1)	(11.8)
Deferred tax assets, net	—	—

As of December 31, 2022, we have tax effected foreign net operating loss (“NOL”) carryforwards of $12.1 million, of which $9.5 million do not expire, and the remainder expire through 2042, based on the proforma financials. There were no differences in our foreign NOL carryforwards for financial reporting purposes or our NOL carryforwards for foreign income tax purposes as of December 31, 2022, and 2021.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

As of December 31, 2022 and 2021, our valuation allowance was $12.1 million and $11.8 million, respectively. The change from December 31, 2021 to December 31, 2022 primarily related to pre-tax book loss generating additional net operating losses for which a full valuation allowance has been recorded. It is possible that our valuation allowance may change within the next 12 months.

We file income tax returns in foreign tax jurisdictions. We are currently under examination by various foreign jurisdictions. Management does not believe the resolution of any of the examinations will result in a material change to our financial condition, results of operations or cash flows. A reconciliation of the beginning and ending amount of unrecognized tax benefits were as follows:

(in millions)	December 31, 2022	December 31, 2021
Unrecognized tax benefits, beginning of year	$1.2	$1.3
Gross decreases to tax positions in prior periods	(0.8)	—
Gross decreases due to settlements with taxing authorities	—	(0.1)
Unrecognized tax benefits, end of year	$0.4	$1.2

As of December 31, 2022 and 2021, we had $0.4 million and $1.2 million, respectively, in unrecognized tax benefits that, if recognized, would affect our annual effective tax rate. Penalties and interest on income tax assessments are included in Selling, general and administrative and Interest expense, respectively, on our Combined Statements of Operations. The accrued interest and penalties associated with unrecognized tax benefits are insignificant.

Note 16 – Leases

Lessee

We are a lessee for non-cancelable operating leases for network facilities with contractual terms that generally extend through 2033. We lease rights-of-way and dark fiber through non-cancelable operating leases with contractual terms that generally extend through 2037. Additionally, we are the lessee for non-cancellable operating leases for vehicles with contractual terms that extend through 2025. Lease expense is recorded to Cost of services and Selling, general and administrative expense in the Combined Statements of Operations.

The components of lease expense were as follows:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
Operating lease expense[1]	$81.0	$118.0
Variable lease expense	24.7	24.9
Total lease expense	$105.7	$142.9

We elected the short-term lease recognition exemption for network facilities, whereby leases with terms of one year or less are expensed on a straight-line basis over the lease term. This was the only class of assets for which this election was taken. The expense recognized in each period was immaterial to the financial statements.

As a result of the impairment assessment performed in 2022, the Business recognized an impairment charge of $211.6 million specific to Leases, which is included within Impairment expense in the Combined Statements of Operations.

1 Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Information relating to the lease term and discount rate for our operating leases is as follows:

	Year ended	Year ended
	December 31, 2022	December 31, 2021
Weighted-Average Remaining Lease Term (Years)	8.0	8.0
Weighted-Average Discount Rate	2.9	2.5

Maturities of lease liabilities were as follows:

(in millions)	Operating Leases
Twelve months ending December 31,
2023	$67.3
2024	58.0
2025	42.2
2026	37.9
2027	30.3
Thereafter	112.3
Total lease payments	348.0
Less: imputed interest	(36.9)
Total present value of lease obligations	$311.1

Note 17 – Commitments and Contingencies

Purchase Commitments

We have commitments for non-dedicated transportation lines with varying expiration terms that generally extend through 2025. In addition, we have commitments to purchase network services, equipment, software and other items in the ordinary course of business, with various terms through 2026.

Our purchase commitments are approximately $103.2 million for the year ending December 31, 2023, $116.2 million for the year ending December 31, 2024 and 2025, $32.8 million for the year ending December 31, 2026 and 2027, and nothing thereafter. These amounts are not reflective of our entire anticipated purchases under the related agreements, but are determined based on the non-cancelable quantities or termination amounts to which we are contractually obligated.

Contingencies and Litigation

Litigation and Regulatory Matters

We are involved in various lawsuits and disputes, claims, government agency investigations and enforcement actions, and other proceedings (“Litigation and Regulatory Matters”) that arise in the ordinary course of business, which include claims of patent infringement (most of which are asserted by non-practicing entities primarily seeking monetary damages), class actions, audits, and proceedings to enforce FCC rules and regulations. Those Litigation and Regulatory Matters are at various stages, and some of them may proceed to trial, arbitration, hearing, or other adjudication that could result in fines, penalties, or awards of monetary or injunctive relief in the coming 12 months if they are not otherwise resolved. We have established an accrual with respect to certain of these matters, where appropriate. The accruals are reflected in the Combined Financial Statements but they are not considered to be, individually or in the aggregate, material. An accrual is established when we believe it is both probable that a loss has been incurred and an amount can be reasonably estimated. For other matters where we have not determined that a loss is probable or because the amount of loss cannot be reasonably estimated, we have not recorded an accrual due to various factors typical in contested proceedings, including, but not limited to, uncertainty concerning legal theories and their resolution by courts or regulators, uncertain damage theories and demands, and a less than fully developed factual record. For Litigation and Regulatory Matters that may result in a contingent gain, we recognize such gains in the Combined Financial Statements when the gain is realized or realizable. We recognize legal costs expected to be incurred in connection with Litigation and Regulatory Matters as they are incurred. We do not expect that the ultimate resolution of these Litigation and Regulatory Matters, individually or in the aggregate, will have a material adverse effect on our financial position, but we note that an unfavorable outcome of some or all of the Litigation and Regulatory Matters could have a material adverse impact on results of operations or cash flows for a particular period. This assessment is based on our current understanding of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 18 – Allocation of Corporate Expenses

The Combined Statements of Operations include corporate expense allocations for services provided by the Parent. The corporate expenses that were allocated include expenses incurred for sales and marketing, information technology, finance, accounting, treasury and legal, real estate and facilities, human resources, stock-based compensation, procurement, advertising, product development, restructuring, and other corporate and infrastructure functions. These expenses have been allocated to Wireline based on a pro rata share of revenue. For the years ended December 31, 2022 and 2021, the Business was allocated the following costs incurred by the Parent, which are included in the Combined Statements of Operations:

	Year ended	Year ended
(in millions)	December 31, 2022	December 31, 2021
Cost of services	$8.1	$9.7
Selling, general and administrative	37.6	36.4
Total	$45.7	$46.1

The allocations may not be necessarily indicative of actual costs for services or what the Business would have incurred on a stand-alone basis.

Note 19 – Net Parent Investment

Parent’s equity in the Wireline business is presented as Net Parent Investment on the Combined Balance Sheets. The Combined Statements of Changes in Invested Equity include net transfers to and from Parent. Parent performs cash management and other treasury-related functions on a centralized basis for the Business with the exception of Wireline foreign legal entities. All intercompany transactions not cash settled are considered to be settled at the time the transaction is recorded through net parent investment.

Net parent investment includes the following:

-	Certain intercompany receivables and payables between the Business and Parent that are deemed effectively settled;

-	Accrued liabilities related to corporate allocations including executive management, accounting, use of facilities, product development, corporate marketing, legal, employee benefits and other services that are deemed effectively settled; and

-	Other assets, liabilities, revenues, and expenses recorded by Parent that have been pushed down to the Business, as such amounts are directly attributable to Wireline operations.

Net transfers from/to Parent are included within Net parent investment in the Combined Statements of Changes in Invested Equity. All intercompany transactions effected through Net parent investment in the accompanying Combined Balance Sheets have been considered as cash receipts or payments for purposes of the Combined Statements of Cash Flows, and are reflected in financing activities.

Wireline Business

(A Carve-out Business of T-Mobile US, Inc.)

Notes to the Combined Financial Statements

Note 20 – Related Party Transactions

The Business and the Parent have entered into certain agreements whereby the Business has agreed to provide telecommunications capacity and other services to the Parent in order for the Parent to provide services to certain legacy Sprint wireless customers. In consideration for services rendered under these agreements, the Business has recorded revenues of $56.7 million and $59.4 million for the years ended December 31, 2022 and 2021, respectively. There were no amounts due to or from the Parent related to these agreements as of December 31, 2022, and 2021, as a result of transactions being considered effectively settled through Net parent investment at the time the transactions are recorded. The amounts reflected in the Combined Financial Statements may not be indicative of income and expenses that will be incurred by the Business in the future.

Note 21 – Subsequent Events

The Business has evaluated subsequent events through March 27, 2023, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the Combined Financial Statements.